UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported): November 16, 2023

ChargePoint Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39004	84-1747686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 East Hacienda Avenue Campbell, CA	95008
(Address of Principal Executive Offices)	(Zip Code)
(408) 841-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CHPT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02.    Results of Operations and Financial Condition.
On November 16, 2023, ChargePoint Holdings, Inc. (the “Company” or “ChargePoint”) issued a press release announcing selected preliminary unaudited financial results of the Company for the third quarter of fiscal year 2024 ended October 31, 2023. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
The information contained in this Item 2.02 and in the accompanying Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.
Item 5.02.    Departure of directors or certain officers; election of directors; appointment of certain officers; compensatory arrangements of certain officers.
On November 16, 2023, ChargePoint issued a press release announcing the appointment of Mr. Rick Wilmer to the position of President and Chief Executive Officer and Ms. Mansi Khetani to the position of interim Chief Financial Officer, effective immediately. The Company’s former President and Chief Executive Officer, Pasquale Romano, resigned from the Company and as a member of the Board of Directors of the Company (the “Board”) at the request of the Board and the Company’s former Chief Financial Officer, Rex S. Jackson, separated from the Company, respectively, effective November 16, 2023.
As of November 16, 2023, Mr. Wilmer, 61, was appointed President and Chief Executive Officer and as a member of the Board, serving as a Class III director to hold office until the 2026 Annual Meeting of Stockholders of the Company. Mr. Wilmer has served as the Company’s Chief Operating Officer since December 2022 and prior to that served as the Company’s Chief Customer and Operations Officer beginning in July 2022. Prior to joining ChargePoint, beginning in February 2021, Mr. Wilmer served as the Head of Chowbotics at DoorDash, Inc., an online food delivery platform, after the acquisition of Chowbotics, Inc. by DoorDash. Mr. Wilmer served as Chief Executive Officer of Chowbotics, a manufacturer of a fresh food robot, from September 2019 until February 2021. Prior to Chowbotics, Mr. Wilmer served as the General Manager of Arista Networks, Inc.’s WiFi Business from August 2018 until September 2019 after the acquisition of Mojo Network, Inc. by Arista Networks in August 2018. Prior to that, Mr. Wilmer served as Chief Executive Officer of Mojo Networks, a provider of cloud-managed wireless networking, from December 2014 until September 2019. Mr. Wilmer received his B.S. in Chemistry from the University of California, Berkley. Mr. Wilmer will not be entitled to receive compensation in connection with his Board service and Mr. Wilmer has already entered into the Company’s standard form of indemnification agreement. Further, there are no arrangements or understandings between Mr. Wilmer and any other persons pursuant to which he was elected as a member of the Board. Mr. Wilmer is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K, other than for his compensation as Chief Executive Officer as set forth in this Form 8-K.
In connection with Mr. Wilmer’s appointment as President and Chief Executive Officer, Mr. Wilmer, entered into a new offer letter with the Company (the “Wilmer Offer Letter”) pursuant to which his annual base salary was increased to $625,000, his target fiscal 2024 executive bonus percentage was increased to 100% of his annual base salary and he entered into a new Severance and Change in Control Agreement (the “Wilmer CIC Agreement”). The Wilmer CIC Agreement supersedes the severance provisions in Mr. Wilmer’s prior severance and change in control agreement with the Company and will terminate on December 31, 2026. Pursuant to the Wilmer CIC Agreement, if Mr. Wilmer’s employment is terminated by the Company without Cause or if he resigns for Good Reason (each as defined in the Wilmer CIC Agreement) (collectively, an “Involuntary Termination”), Mr. Wilmer is eligible to receive a lump sum payment equal to the sum of Mr. Wilmer’s then current annual base salary and twelve months of COBRA premiums. If an Involuntary Termination occurs within three months prior to, or within twelve months after, a Change in Control (as defined in the Wilmer CIC Agreement), then the cash severance payment Mr. Wilmer is eligible to receive is increased to the sum of (i) one and half times (1.5x) the sum of Mr. Wilmer’s annual base salary and target annual bonus, and (ii) eighteen months of COBRA premiums. Further, 100% of Mr. Wilmer’s time-based equity awards outstanding at the time of Mr. Wilmer’s termination will vest in full and any outstanding performance-based equity awards will vest at the greater of the target level of achievement or based on actual performance, other than any equity awards excluded from acceleration at the time of grant. As a condition to the receipt of severance benefits, Mr. Wilmer must execute a release of claims, resign from all positions with ChargePoint and return all company property. The description of the Wilmer Offer Letter is qualified in its entirety by reference to the complete text of the Wilmer Offer Letter filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Mr. Wilmer will be eligible to receive time-based and performance-based restricted stock unit (“RSU”) awards in connection with his appointment as President and Chief Executive Officer. The time-based RSU award will be with respect to 800,000 shares of the Company’s common stock and will vest in equal quarterly installments for four years from the date of grant. The performance-based RSU will be with respect to 960,000 shares of the Company’s common stock and will have service-based and performance-based vesting criteria. The performance-based RSU is subject to service-based vesting occurring quarterly in equal installments for four years from the date of grant. The performance-based conditions will be achieved if the average closing price of the Company’s common stock is greater than or equal to four respective stock price appreciation targets for at least 90 consecutive trading days at any time during the five-year performance period. Twenty-five percent (25%) of the shares underlying the performance-based RSU will vest upon achievement of stock price appreciation targets at $5.00 per share, $7.50 per share, $10.00 per share and $12.50 per share. The performance-based RSUs that do not satisfy either the achievement of the service-based conditions or performance-based conditions will not vest and will be cancelled. Each of the time-based and performance-based RSU awards shall be subject to accelerated vesting pursuant to the terms of the Wilmer CIC Agreement.
In connection with Mr. Romano’s resignation, he entered into a Transition and Separation Agreement and General Release (the “Romano Separation Agreement”) pursuant to which, provided Mr. Romano enters into a general release of claims, Mr. Romano will provide the Company with six months of transition services during which time Mr. Romano will be eligible to receive his existing salary, health and welfare benefits and continued vesting of his outstanding equity awards. Pursuant to the Romano Separation Agreement and in accordance with the terms of Mr. Romano’s existing Severance and Change in Control Agreement, after the end of the transition period and provided Mr. Romano enters into a final general release of claims, Mr. Romano will be eligible to receive a cash severance payment equal to six months of Mr. Romano’s current salary and a cash payment equal to six months of the employer portion of Mr. Romano’s monthly COBRA premiums. Subject to Mr. Romano's execution of a final general release of claims and the successful transition of his responsibilities, Mr. Romano will also be eligible for a $200,000 transition bonus payable in cash. In addition, the post-termination exercise period applicable to any of Mr. Romano’s then-outstanding Company stock options will be extended to end on the earlier of (i) January 16, 2025, and (ii) the original expiration date of such options.
Ms. Mansi Khetani, 48, has served as the Company’s Senior Vice President, Financial Planning and Analysis since April 2023. From December 2018 to April 2023, she served as the Company’s Vice President, Financial Planning and Analysis. Prior to joining ChargePoint, Ms. Khetani served as Senior Director, Financial Planning and Analysis at Gainsight, Inc., a customer success software company, from May 2017 until December 2018. Ms. Khetani received her M.B.A. with a specialization in Financial Management from S. P. Jain Institute of Management and Research and is a Chartered Accountant (India). Ms. Khetani received her Bachelor’s degree in Commerce and Economics, from the University of Mumbai. Ms. Khetani is eligible to enter into the Company’s form of Severance and Change in Control Agreement, as previously filed as Exhibit 10.19 on the Company’s Form 10-K filed with the SEC on April 3, 2023, and will be eligible to enter into the Company’s standard form of indemnification agreement. Ms. Khetani has no family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Ms. Khetani and any other person pursuant to which she was designated as an officer of the Company or that would require disclosure under Item 404(a) of Regulation S-K other than for her compensation as interim Chief Financial Officer as set forth in this Form 8-K.
In connection with her appointment as interim Chief Financial Officer, Ms. Khetani entered into an addendum to her offer letter with the Company (the “Khetani Addendum”) pursuant to which she will receive an increase in her annual base salary to $425,000. In addition, Ms. Khetani will be eligible to receive a restricted stock unit award equal to 135,000 shares of the Company’s common stock (the “Khetani RSUs”). The Khetani RSUs will vest in equal quarterly installments over one year from the date of grant, provided, however, the Khetani RSUs will be subject to full accelerated vesting in the event Ms. Khetani is terminated without Cause (as defined in the Khetani Addendum) or as otherwise provided for in Ms. Khetani’s Severance and Change in Control Agreement. The description of the Khetani Addendum is qualified in its entirety by reference to the complete text of the Khetani Addendum filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.
In connection with Mr. Jackson’s separation from the Company, he entered into a Transition and Separation Agreement and General Release (the “Jackson Separation Agreement”) pursuant to which, provided Mr. Jackson enters into a general release of claims, Mr. Jackson will provide the Company with transition services ending on January 1, 2024, during which time Mr. Jackson will be eligible to receive his existing salary, health and welfare benefits and continued vesting of his outstanding equity awards, provided however, that Mr. Jackson will not be eligible for any payment under the Company’s fiscal 2024 or 2025 executive bonus programs. Pursuant to the Jackson Separation Agreement, after the end of the transition period and provided Mr. Jackson enters into a final general release of claims, Mr. Jackson will be eligible to receive a cash severance payment equal to seven and a half months of Mr. Jackson’s current salary and a cash payment equal to six months of the employer portion of Mr. Jackson’s monthly COBRA premiums.
A copy of the press release announcing the appointment of Mr. Wilmer as President and Chief Executive Officer, the appointment of Ms. Khetani as interim Chief Financial Officer, and the separation from the Company of Mr. Romano and Mr. Jackson is filed herewith as Exhibit 99.2 and is incorporated herein by reference into this Item 5.02.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Press release announcing preliminary third quarter financial results, dated November 16, 2023.
99.2	Press release announcing executive leadership changes, dated November 16, 2023.
10.1	Offer Letter, dated November 14, 2023, between ChargePoint, Inc. and Rick Wilmer.
10.2	Offer Letter, dated November 2, 2018, between ChargePoint, Inc. and Mansi Khetani.
10.3	Addendum to Offer Letter, dated November 14, 2023, between ChargePoint, Inc. and Mansi Khetani.
104.0	Cover Pager Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARGEPOINT HOLDINGS, INC.

By:	/s/ Rebecca Chavez
Name: Rebecca Chavez
Title: General Counsel
Date: November 16, 2023